As filed with the Securities and Exchange Commission on June 16, 2023

Registration Nos. 333-03583

333-114643

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (333-03583)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (333-114643)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Patterson Companies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-0886515
(State or other jurisdiction of incorporation or organization)	(IRS. Employer Identification No.)

1031 Mendota Heights Road St. Paul, Minnesota	55120
(Address of Principal Executive Offices)	(Zip Code)

PATTERSON COMPANIES, INC.

CAPITAL ACCUMULATION PLAN

STOCK OPTION PLAN FOR CANADIAN EMPLOYEES

(Full title of the plan)

KEVIN M. BARRY

Chief Financial Officer

Patterson Companies, Inc.

1031 Mendota Heights Road

St. Paul, Minnesota 55120

(Name and address of agent for service)

(651) 686-1600

(Telephone number, including area code, of agent for service)

Copies to: LES B. KORSH, ESQ. Chief Legal Officer and Corporate Secretary Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, Minnesota 55120 (651) 686-1600	BRETT D. ANDERSON, ESQ. Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, Minnesota 55402 (612) 977-8400 (phone) (612) 977-8650 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period forcomplying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock (par value $0.01 per share)	(1)	(1)	(1)	(1)

(1)

No additional securities are to be registered, and the registration fee was paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-03583 and 333-114643). Therefore, no further registration fee is required.

EXPLANATORY NOTE

On May 13, 1996 and April 20, 2004, Patterson Companies, Inc. (the “Company”) filed Registration Statements on Form S-8 (Registration Statement Nos. 333-03583 and 333-114643) registering 6,000,000 shares (on a post-split basis) of the Company’s Common Stock (par value $0.01 per share), to be issued to participants under the Company’s Capital Accumulation Plan (the “CAP”), and 2,000,000 shares (on a post-split basis) of the Company’s Common Stock (par value $0.01 per share), to be issued to participants under the Company’s Stock Option Plan for Canadian Employees (the “SOPCE”), respectively. The CAP, which has 320,427 remaining registered shares, is frozen to new participants; however, participants still hold 3,898 unvested shares that are scheduled to be distributed in 2024. The SOPCE was terminated before all of the shares were issued thereunder. This Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 is being filed in order to deregister (a) 316,529 shares that were registered on Form S-8 (File No. 333-03583), that remain unissued under the CAP and that will not be issued under the CAP, and (b) 1,899,346 shares that were registered on Form S-8 (File No. 333-114643), that remain unissued under the SOPCE and that will not be issued under the SOPCE.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on June 16, 2023.

PATTERSON COMPANIES, INC.

By	/s/ Donald J. Zurbay
Donald J. Zurbay
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald J. Zurbay and Kevin M. Barry, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Donald J. Zurbay Donald J. Zurbay	President and Chief Executive Officer (Principal Executive Officer) and Director	June 16, 2023

/s/ Kevin M. Barry Kevin M. Barry	Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2023

/s/ John D. Buck John D. Buck	Director	June 16, 2023

/s/ Meenu Agarwal Meenu Agarwal	Director	June 16, 2023

/s/ Alex N. Blanco Alex N. Blanco	Director	June 16, 2023

Signature	Title	Date

/s/ John H. Feragen Jody H. Feragen	Director	June 16, 2023

/s/ Robert C. Frenzel Robert C. Frenzel	Director	June 16, 2023

/s/ Philip G. McKoy Philip G. McKoy	Director	June 16, 2023

/s/ Ellen A. Rudnick Ellen A. Rudnick	Director	June 16, 2023

/s/ Neil A. Schrimsher Neil A. Schrimsher	Director	June 16, 2023

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